Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-64316, 333-83723, 333-59667 and 333-33095) of our report dated March 28, 2006, with respect to the consolidated financial statements of National Mercantile Bancorp and subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2005.

/s/ Moss Adams LLP

Los Angeles, California

March 31, 2006